Exhibit 10.4
Contract for Grant of State-owned Land Use Right
Contract No.:
Made by
Ministry of Land and Resources
and
State Administration of Industry and Commerce
Section 1 General Guidelines
Article 1 Parties to the Contract
Grantor: Gongqing City Bureau of Land, Environmental Protection and Construction, Jiujiang City, Jiangxi Province, People’s Republic of China
Grantee: Jiangxi Nobao Electro Co., Ltd.
     Pursuant to the Land Management Law of the People’s Republic of China, the Real Estate Management Law for Urban Areas of the People’s Republic of China, and the Contract Law of the People’s Republic of China, and other relevant laws, administrative regulations and local regulations, the parties enter into this contract in the principles of equality, free will, consideration and good faith.
Article 2
The Grantor is authorized by law to grant the land use right hereunder, and the land to be granted hereunder is owned by the People’s Republic of China. The State, under the Constitution and the law, has judicial and administrative jurisdiction over the land; under the law of the People’s Republic of China, has other state powers in connection therewith; and in consideration of the public welfare, has other rights and interests in connection therewith. Subterranean resources, buried things and municipal public utility facilities are not within the scope of the grant hereunder.
Section 2 Delivery of Land, Payment of Land Premium
Article 3
The land plot in connection with this grant is located at 1, Dongcheng Avenue, Gongqing City. The plot number is ___/____. The area of the land in the plot is Two Hundred and Thirteen Thousand Three Hundred and Thirty-Three Point Three (in words) square meters and 213,333.3 (in figures) square meters, of which ___/___ square meters (___/___ square meters) will be granted hereunder. The boundaries of the plot and the coordinates of its location are as indicated in the attachment [Boundaries of the Plot].
Article 4
The land to be granted hereunder will be used for industrial purposes.
Article 5
The Grantor agrees to deliver the land to the Grantee before July 30, 2005. The Grantor also agrees that on the delivery date, the land in question shall meet the conditions set forth in clause (3) hereunder.
(1)	The land shall be leveled out and accessible to the ___ utilities facilities, i.e., / .

(2)	The land hereunder is accessible to the utilities facilities, i.e., / , but buildings on the site have not been demolished and the site has not been leveled out. The buildings and the structures on the land are in the following conditions:

(3)	“as is” conditions.
Article 6
The term of the granted land use right hereunder shall be fifty years, starting from the date of the actual delivery of the land by the Grantor to the Grantee. If the land in question is allocated land for which allocation formalities need to be completed for its use, the term of the allocation shall start from the execution date of this Contract.
Article 7
The land premium of the land use right to be granted hereunder shall be RMB Fifty-Six (in words) per square meter and RMB56 (in figures) per square meter. The total price of the grant is RMB Eleven Million Nine Hundred and Forty Thousand (in words) andRMB 11,940,000 (in figures).
Article 8
Within ____/___ days after the parties hereto execute this Contract, the Grantee shall pay the Grantor RMB___/___ (in words) RMB ___/___ (in figures) as security deposit for its performance hereunder. The deposit may be used to set off the land premium.
Article 9

The Grantee agrees to pay the Grantor the said land premium in accordance with clause (2) below:
(1)	Within ___/___ days after the execution of this Contract, the Grantee shall make full payment of the land premium in a lump sum.

(2)	The Grantee shall pay the land premium in multiple installments, in amounts and at times set forth below. The specific payment terms are to be agreed upon and implemented upon the consultation between the Grantee and the local government.

First Installment	Amount RMB / (in words) RMB / (in figures)	Time of Payment: Before ___/___
Second Installment	Amount RMB / (in words) RMB / (in figures)	Time of Payment: Before ___/___
___/___ Installment	Amount RMB / (in words) RMB / (in figures)	Time of Payment: Before ___/___
___/___ Installment	Amount RMB / (in words) RMB / (in figures)	Time of Payment: Before ___/___
If the land premium is paid by installment, the Grantee shall pay interest to the Grantor for the second installment and those thereafter at the rate of bank loans of the same term.
Section 3 Land Development, Construction and Use
Article 10
Within 30 days after the execution of this Contract, the parties hereto shall inspect on the spot the land posts at the various points as indicated by the Boundaries of the Plot attached hereto. The Grantee shall take proper measures to protect the land posts and shall not remove such posts without prior approval. If the land posts are damaged or removed, the Grantee shall promptly serve a written request on the Grantor for a resurvey of the land and restoration of the land posts.
Article 11
If the Grantee intends to build new structures within the land to be granted hereunder, the following conditions shall be met:
The main building shall be a                                                             /                                                              type of building.

The supporting buildings shall be a                                                             /                                                              type of building.
The plot ratio shall be                                                             /                                                             .
Building density shall be                                                             /                                                             .
Building height may not exceed                                                             /                                                             .
The ratio of foliage to non-foliage shall be                                         /                                         .
Conditions for land use shall be in compliance with the construction requirements of the State for land of industrial purposes.
Article 12
The Grantee agrees to build the following structures on the land to be granted hereunder, to be gratuitously handed over to the government after the completion of these structures:
(1)     /
(2)     /
(3)     /
Article 13
The Grantee agrees to start the construction before ___/___.
If it is unable to start the construction as planned, it shall submit to the Grantor a request for postponement 30 days in advance. However, no postponement shall exceed one year.
Article 14
When the Grantee carries on construction activities on the land to be granted hereunder, the connection of water pipes, gas pipes, sewage pipes and other facilities with the main pipes, lines and power stations outside the land, as well as projects to reach out to such outside facilities, shall be handled according to relevant provisions.
The Grantee agrees that the government shall have the right to enter into, pass and cross the land to be granted hereunder for purpose of laying various pipes and lines for public utilities facilities.
Article 15
Within 30 days after the Grantee makes full payment of the land premium in accordance with this Contract, it shall, bringing this Contract and documentation of payment of the land premium, apply to the Grantor for land registration in accordance with relevant regulations, procure a Land Use Right Certificate for State-owned Land, and obtain the land use right in connection with the land to be granted.

Within 30 days after the filing of the land registration application, the Grantor shall complete the registration of the land use right for the Grantee in accordance with the law, and issue the Land Use Right Certificate for State-owned Land.
Article 16
The Grantee shall use the land in a reasonable manner in accordance with the law. Its activities on the land to be granted hereunder shall in no way damage the environment or destroy the facilities in the surrounding area. If its activities cause damages or losses to the State or to any individual, the Grantee shall be held liable for damages.
Article 17
During the term of the grant, the Grantee shall use the land only in manners provided for hereunder with respect to land use and conditions of land use. When it is necessary to change the land use and conditions of land use herein, the Grantee shall complete relevant formalities for approval in accordance with the law, apply to the Grantor for approval, execute an amendment to this Contract or enter into a new grant of land use rights contract, adjust the land premium, and complete the registration for change of land use.
Article 18
The government shall reserve its right to adjust the zoning plan with respect to the land hereunder. If the existing plan for land use is modified, the buildings on the land in question shall not be affected. However, upon the expiration of the term of land use, the renovation and reconstruction of the buildings and supporting facilities that are completed on the land during the term, and renewal of this Contract upon its expiration, shall be subject to the then effective zoning plan.
Article 19
Before the expiration of the term, the Grantor shall not take back the land use right that the Grantee lawfully acquired. When, under special circumstances and in the public’s interest, it becomes necessary to take back the land use right prior to the expiration of this Contract, the Grantor shall submit its application for approval in accordance with the procedural required by law, and compensate the Grantee on the basis of the value of the buildings and other supporting facilities on the land, as well as the land premium for the remaining years of the term.
Section 4 Transfer, Lease and Mortgage of Land Use Right
Article 20
After the Grantee has made full payment of the land premium in accordance with this Contract, procured the Land Use Right Certificate for State-owned Land, and obtained the land use right in connection with the land to be granted, it shall have the right to transfer, lease, or mortgage the whole or part of the land use right hereunder. However, for the first transfer (including sale, exchange or donation) of the land use right for the years remaining in the term, the Grantor must confirm that the following conditions under clause ___/___below are met:
(1)	The Grantee has conducted its investment and development activities in accordance with the provisions herein, and has completed the development of a part constituting 25% of the total investment.
(2)	The Grantee has conducted its investment and development activities in accordance with the provisions herein, and the land in question has been suitable for industrial or other development purposes.
Article 21
For transfer or mortgage of the land use right hereunder, the parties to such transfer or mortgage shall enter into a written contract for such transfer or mortgage. For lease of the land use right hereunder for more than 6 months, the parties to such lease shall enter into a written lease contract.
Contracts for transfer, mortgage or lease of the land use right hereunder shall not violate the laws and regulations of the State and the provisions of this Contract.
Article 22
The rights and obligations set forth in this Contract and in the registration document shall pass to the new party when the land use right is transferred. The transferred land use right shall have a term that is the term hereunder less the years within the term that have already elapsed. Upon the lease of the whole or a part of the land use right hereunder, the rights and obligations set forth in this Contract and in the registration document shall continue to be assumed by the Grantee.
Article 23
When the land use right is transferred, leased, or mortgaged, the buildings on the land as well as other supporting facilities are also transferred, leased or mortgaged. When the buildings on the land as well as other supporting facilities are transferred, leased, or mortgaged, the land use right in connection therewith is also transferred, leased or mortgaged.
Article 24
When the land use right is transferred, leased, or mortgaged, the parties thereto shall apply for land registration with the land administration department within 30 days after the execution of the relevant contract, bringing this Contract, relevant transfer contract, lease or mortgage, and the Land Use Right Certificate for State-owned Land.

Section 5 Expiration of Term
Article 25
When the land user needs to continue its use of the land hereunder upon expiration of the term agreed upon hereunder, it shall submit an application for renewal of the term at least one year prior to the expiration of the term. The Grantor shall approve such application unless it will take back the land for public interest.
When the Grantor agrees to such renewal, the Grantee shall complete relevant formalities for use of land for consideration in accordance with the law, enter into a contract with the Grantor for the use of the land for consideration and pay a land use fee.
Article 26
When the Grantee does not apply for renewal upon the expiration of the term, or when the Grantee applies for renewal but the renewal is not approved as provided for in Article 25 hereunder, the Grantee shall return the Land Use Right Certificate for State-owned Land, and the Grantor shall take back the land use right on behalf of the State, and complete the registration for cancellation of land use right in accordance with relevant provisions.
Article 27
When the Grantee does not apply for renewal upon the expiration of the term, the land use right hereunder as well as the buildings and other supporting facilities on the land shall be taken back free of charge by the Grantor on behalf of the State. The Grantee shall keep the buildings and other supporting facilities on the land fit for normal use, and shall not intentionally damage or destroy the buildings or other supporting facilities. If the buildings or other supporting facilities on the land are unfit for normal use, the Grantor may request that the Grantee remove or demolish such buildings and facilities and level the site.
Article 28
When the Grantee applies for renewal upon expiration of the term but the renewal is not approved as provided for in Article 25 hereunder, the Land Use Right Certificate for State-owned Land shall be taken back by the Grantor on behalf of the State. But the Grantor shall compensate the Grantee for the buildings on the land and other supporting facilities on the basis of their residue value.
Section 6 Force Majeure
Article 29
Neither party shall be held liable for failure to perform part or all of its obligations hereunder due to force majeure. However, such party shall take all necessary remedial steps to mitigate the losses caused by force majeure to the extent permitted by circumstances. If a force majeure event occurs after a party has delayed its performance, such party shall not be excused from liability.
Article 30
The party hindered by a force majeure event shall notify the other party in writing, by mail, telegram, cable or fax regarding the force majeure event within 24 hours after the occurrence of such event, and shall send to the other party a report within 3 days explaining the reasons for its failure to perform in full, or in part as the case may be, its obligations hereunder, or the need for a delay of its performance hereunder.
Section 7 Liabilities for Breach
Article 31
The Grantee shall pay the land premium as provided for in this Contract. For failure to make timely payment of the land premium, the Grantee shall pay to Grantor a penalty of ___/___‰ of the amount due for each day of delay. When the delay is over 6 months, the Grantor shall have the right to terminate the Contract, take back the land use right grant, and the Grantee shall forfeit its right to the deposit. The Grantor may also seek damages from the Grantee for its losses resulting from such breach.
Article 32
When the Grantee has paid the land premium in accordance with the Contract, the Grantor shall deliver the land hereunder in accordance herewith. If failure on the part of the Grantor to timely deliver the land has delayed the Grantee’s possession of such land, the Grantor shall pay as damages ___/___‰ of the land premium already paid by the Grantor for each day of the delay. When the delay is over 6 months, the Grantor shall have the right to terminate this Contract, and the Grantor shall return to the Grantee a sum that is twice as much as the deposit, as well as the (remaining) part of the land premium already paid. The Grantee may also seek damages from the Grantor for losses resulting from such breach.
Article 33
The Grantee shall develop the land in accordance with the Contract. If one year after the date of commencing such development set forth hereunder, the Grantee has still not started developing the land, the Grantor may seek a land idle fee, up to 20% of the land premium, from the Grantee for leaving the land unused. If two years after the date of commencing such development set forth hereunder the Grantee has still not started developing the land, except for delays caused by events of force majeure, government acts, or the preparative work prior to commencement of such development, the Grantor may take back the land without any compensation to the Grantee.
Article 34

If the land delivered by the Grantor fails to meet the conditions hereunder, the Grantor shall be deemed to be in breach. The Grantee shall have the right to demand that the Grantor perform its obligations hereunder in accordance with the Contract, and compensate the Grantee for its losses directly resulting from such delay in performance.
Section 8 Notices and Statements
Article 35
Notices and other communications required or permitted hereunder shall be deemed effective on the day of their actual receipt, no matter how they are transmitted.
Article 36
When either party changes its address for service of notices and other communications, or its bank or bank account, it shall notify the other party of the new address, the new bank or the new bank account within 15 days after the changes. If one party’s delay in serving such notices causes losses to the other party, the party that delayed service notice shall be liable for the other party’s losses.
Article 37
When this Contract is being executed, the Grantor has the obligation to answer questions raised by the Grantee in connection with the Contract.
Section 9 Applicable Law and Dispute Resolution
Article 38
The execution, validity, interpretation, and performance of this Contract as well as settlement of disputes arising herefrom shall be governed by the law of the People’s Republic of China.
Article 39
Any dispute arising out of the performance of this Contract shall be resolved by the parties through negotiation. If the parties are unable to settle such dispute through negotiation, the dispute shall be resolved in a manner prescribed in clause (1) hereunder.
(1)	referring the dispute to the Arbitration Commission of Gongqing City Development Zone for arbitration; or

(2)	filing a lawsuit with a People’s Court in accordance with the law.
Section 10 Other Provisions

Article 40
This Contract will become effective in accordance with clause (2) hereunder:
(1)	If the plan for granting the land hereunder has been approved by the People’s Government of ___/___, the Contract will become effective upon its execution by both parties.
(2)	If the plan for granting the land hereunder has yet to be approved by the People’s Government of Gongqing City Development Zone, the Contract will become effective upon approval by the People’s Government of Gongqing City Development Zone.
Article 41
This Contract shall have two counterparts of equal legal force. The Grantor and the Grantee shall each hold one counterpart.
Article 42
This Contract and its attachment, totaling 13 pages, are prepared in Chinese and the Chinese version shall prevail.
Article 43
Amounts and area numbers shall be indicated both with words and with figures. Words and figures indicating the same amount or number shall be identical. If they are different, the words shall control.
Article 44
This Contract is executed as of July 4, 2005 in Gongqing City, Jiangxi Province, People’s Republic of China.
Article 45
Matters not covered in this Contract shall be included in attached agreements between the parties, and such attached agreements shall be of the same validity as this Contract.

Grantor (Seal):	Grantee (Seal):

Gongqing City Bureau of Land, Environmental Protection and Construction	Jiangxi Nobao Electro Co., Ltd.

Domicile:	Domicile:

Legal Representative (Authorized Representative):	Legal Representative (Authorized Representative):

Signature: Zou Jianguo	Signature: Kwok Ping Sun

Tel:	Tel:

Fax:	Fax:

Telegram:	Telegram:

Opening Bank:	Opening Bank:

Account No.:	Account No.:

Postal Code:	Postal Code:
Date: July 4, 2005

Attachment: Boundaries of the Land Plot (length of each side: ____ meters)
Land Plot Layout of Jiangxi Nobao Electro Co., Ltd.
Jiangxi Nobao Electro Co., Ltd.
Surveyed by: Gongqing City Bureau of Land, Environmental Protection and Construction
Legend: 1:3000
Date: April 25, 2005

江西挪宝电器有限公司宗地图

北
空地
227m
157m
101m
144m
56m
59m
228m
446m
579m
总面积为320亩
高尔夫球场
水面
东城大道

江西挪宝电器有限公司			
测量单位	共青城国土环保建设局		
测绘	[illegible]	比例	1:3000
审核		日期	2005.4.25
面积	213333.3M² (320亩)

Land Area: 213,333.3 sqm (320 mu)

Supplementary Agreement

Party A:	Management Committee of Gongqing City Development Zone, Jiangxi Legal Representative: Li Xiaogang

Party B:	Jiangxi Nobao Electro Co., Ltd. Legal Representative: Kwok Ping Sun To facilitate the construction of Jiangxi Nobao project, it is further agreed that:
1. Party B will expand its scope of business. To support the development of Jiangxi Nobao, Shanghai Nobao will arrange its import business to be conducted by Jiangxi Nobao and Party A will assist Party B in coordinating customs and foreign trade procedures by forming a coordination team.
2. Party B’s project is of an energy-saving and environmental-friendly nature. To support Party B’s project development, pursuant to the preferential investment policies of the development zone in 2005 and the current price of land and plant buildings, the parties agree that the reasonable price of the land and the plant buildings shall be RMB6 million.
3. As the project construction is in progress, to support Party B’s project, Party A allows Party B to pay the foresaid price in four annual installment payments. The first annual installment will be paid between September 2007 and September 2008 and the subsequent installments will be paid at same intervals. Agreements on payment by installment may be established in a legally effective manner. Party B may pay up the price ahead of the agreed schedule according to the status of its operating capital.
4. Upon the start-up of Party B’s production, the scope of Party A’s urban management duties will extend to the gate of Party B’s facility; the road lamps, cleaning and garbage collecting facilities will be in place as those in the urban area.
5. Due to the remote location of Party B’s project, Party A will provide security service to Party B by setting up a security guard’s room on the premises provided by Party B.
6. This agreement is made in duplicate and each party shall hold one copy.
          Party A:     Xia Xing (signature)
          Official Seal: Management Committee of Gongqing City Development Zone, Jiangxi
          Party B:     Sun Guoping (signature)
          Official Seal: Jiangxi Nobao Electro Co., Ltd.
November 3, 2007